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                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549





                           SCHEDULE 13G
                          (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO
                     FILED PURSUANT TO 13d-2(b)

                        (Amendment No. 5) *



                           CFSB Bancorp, Inc.
             --------------------------------------------------
                             (Name of Issuer)


                                Common Stock
             --------------------------------------------------
                       (Title of Class of Securities)


                              124927 10 4
                         --------------------
                            (CUSIP Number)


                                  N/A
             --------------------------------------------------
          (Date of Event Which Requires Filing of This Statement)


     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                   Page 1 of 14 pages
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CUSIP No. 124927 10 4             13G          Page 2 of 14 Pages


1.   NAMES OF REPORTING PERSONS:

     CFSB Bancorp, Inc. Employee Stock Ownership Plan

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

     38-2920051


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     State of Michigan

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER                   0

6.   SHARED VOTING POWER           706,211

7.   SOLE DISPOSITIVE POWER:             0

8.   SHARED DISPOSITIVE POWER:     706,211

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       706,211

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9) EXCLUDES CERTAIN
     SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   8.7%

12.  TYPE OF REPORTING PERSON:   EP

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CUSIP No. 124927 10 4             13G          Page 3 of 14 Pages


1.   NAMES OF REPORTING PERSONS:

     David H. Brogan

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER              82,898

6.   SHARED VOTING POWER            24,574

7.   SOLE DISPOSITIVE POWER:        82,898

8.   SHARED DISPOSITIVE POWER:      24,574

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       107,472

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:  [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 1.3%

12.  TYPE OF REPORTING PERSON: IN

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CUSIP No. 124927 10 4             13G          Page 4 of 14 Pages


1.   NAMES OF REPORTING PERSONS:

     William C. Hollister

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER             105,310

6.   SHARED VOTING POWER            24,574

7.   SOLE DISPOSITIVE POWER:       105,310

8.   SHARED DISPOSITIVE POWER:      24,574

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       129,884

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   1.6%

12.  TYPE OF REPORTING PERSON:   IN

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CUSIP No. 124927 10 4             13G          Page 5 of 14 Pages


1.   NAMES OF REPORTING PERSONS:

     James L. Reutter

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER             149,136

6.   SHARED VOTING POWER            24,574

7.   SOLE DISPOSITIVE POWER:       149,136

8.   SHARED DISPOSITIVE POWER:      24,574

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       173,710

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   2.1%

12.  TYPE OF REPORTING PERSON:   IN

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CUSIP No. 124927 10 4             13G          Page 6 of 14 Pages


1.   NAMES OF REPORTING PERSONS:

     John W. Abbott

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER             122,607

6.   SHARED VOTING POWER            24,574

7.   SOLE DISPOSITIVE POWER:       122,607

8.   SHARED DISPOSITIVE POWER:      24,574

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       147,181

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:    [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   1.8%

12.  TYPE OF REPORTING PERSON: IN

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CUSIP No. 124927 10 4             13G          Page 7 of 14 Pages


1.   NAMES OF REPORTING PERSONS:

     Robert H. Becker

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER             550,182

6.   SHARED VOTING POWER            24,574

7.   SOLE DISPOSITIVE POWER:       550,182

8.   SHARED DISPOSITIVE POWER:      24,574

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       574,756

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   7.0%

12.  TYPE OF REPORTING PERSON: IN
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CUSIP No. 124927 10 4             13G          Page 8 of 14 Pages


1.   NAMES OF REPORTING PERSONS:

     Jane M. Judge McMillian

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER               2,346

6.   SHARED VOTING POWER            24,574

7.   SOLE DISPOSITIVE POWER:         2,346

8.   SHARED DISPOSITIVE POWER:      24,574

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                        26,920

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:    [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   0.3%

12.  TYPE OF REPORTING PERSON: IN
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CUSIP No. 124927 10 4             13G          Page 9 of 14 Pages


1.   NAMES OF REPORTING PERSONS:

     Rick L. Laber

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY:)



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a)  [   ]
       (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER                 745

6.   SHARED VOTING POWER            24,574

7.   SOLE DISPOSITIVE POWER:           745

8.   SHARED DISPOSITIVE POWER:      24,574

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                        25,319

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   0.3%

12.  TYPE OF REPORTING PERSON:   IN

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CUSIP No. 124927 10 4             13G         Page 10 of 14 Pages


1.   NAMES OF REPORTING PERSONS:

     Jack G. Nimphie

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER              50,264

6.   SHARED VOTING POWER            24,574

7.   SOLE DISPOSITIVE POWER:        50,264

8.   SHARED DISPOSITIVE POWER:      24,574

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                        75,838

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   0.9%

12.  TYPE OF REPORTING PERSON:   IN

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CUSIP No. 124927 10 4             13G         Page 11 of 14 Pages


1.   NAMES OF REPORTING PERSONS:

     C. Wayne Weaver

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of Shares Beneficially Owned by Each Reporting Person with:

5.   SOLE VOTING POWER              41,833

6.   SHARED VOTING POWER            24,574

7.   SOLE DISPOSITIVE POWER:        41,833

8.   SHARED DISPOSITIVE POWER:      24,574

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                        66,407

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   0.8%

12.  TYPE OF REPORTING PERSON:   IN

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                                              Page 12 of 14 Pages

               Securities and Exchange Commission
                     Washington, D.C.  20549


ITEM 1(a)  NAME OF ISSUER.
           CFSB Bancorp, Inc.

ITEM 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
           112 East Allegan Street
           Lansing, Michigan  48933

ITEM 2(a)  NAME OF PERSON(S) FILING.
           CFSB Bancorp, Inc. Employee Stock Ownership Plan Trust ("ESOP"), and the following individuals who serve (i) as its trustees and (ii) as members of the ESOP committee: David H. Brogan, William C. Hollister, James L. Reutter, John W. Abbott, Robert H. Becker, Jane M. Judge McMillian, Rick L. Laber, Jack G. Nimphie, and C. Wayne Weaver.

ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.
           Same as Item 1(b).

ITEM 2(c)  CITIZENSHIP.
           See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d)  TITLE OF CLASS OF SECURITIES.
           Common Stock, par value $0.01 per share.

ITEM 2(e)  CUSIP NUMBER.
           See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
         13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (f) [x] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     If this statement is filed pursuant to Rule 13d-1 (c), check
     this box.   [x]

     Items (a), (b), (c), (d), (e), (g), (h), (i), and (j) are
not applicable. This Schedule 13G is being filed on behalf of the ESOP identified in Item 2(a), filing under the Item 3(f) classification, and by each trustee of the trust established pursuant to the ESOP, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

                                              Page 13 of 14 Pages

ITEM 4.  OWNERSHIP.
         (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

         (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

         (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON.

         Pursuant to Section 6.7 of the ESOP, the Board of Directors has the power to direct the receipt of dividends on shares held in the ESOP trust.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
         WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
         PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
         GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         By signing below, each signatory in the capacity of an ESOP trustee certifies that, to the best of his or her knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         By signing below, each signatory in his or her
individual capacity certifies that, to the best of his or her knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant  in any transaction having that purpose or effect.
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                                                Page 14 of 14 Pages

SIGNATURE:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CFSB BANCORP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN

By Its Trustees:


     /s/ David H. Brogan                          January 19, 1999
     __________________________________           ________________
     David H. Brogan, as Trustee and              Date
     Individual Stockholder

     /s/ William C. Hollister                     January 19, 1999
     __________________________________           _________________
     William C. Hollister, as Trustee             Date
     and Individual Stockholder

     /s/ James L. Reutter                         January 19, 1999
     __________________________________           ________________
     James L. Reutter, as Trustee and             Date
     Individual Stockholder

/s/ John W. Abbott                                January 19, 1999
_________________________________________         ________________
John W. Abbott, Plan Committee Member             Date
and Individual Stockholder

/s/ Robert H. Becker                              January 19, 1999
_________________________________________         ________________
Robert H. Becker, Plan Committee Member           Date
and Individual Stockholder

/s/ Jane M. Judge McMillian                       January 19, 1999
_________________________________________         ________________
Jane M. Judge McMillian, Plan Committee           Date
Member and Individual Stockholder

/s/ Rick L. Laber                                 January 19, 1999
_________________________________________         ________________
Rick L. Laber, Plan Committee Member              Date
and Individual Stockholder

/s/ Jack G. Nimphie                               January 19, 1999
_________________________________________         ________________
Jack G. Nimphie, Plan Committee Member            Date
and Individual Stockholder

/s/ C. Wayne Weaver                               January 19, 1999
_________________________________________         ________________
C. Wayne Weaver, Plan Committee Member            Date
and Individual Stockholder